                                                                    EXHIBIT 10.8

                     STOCK PURCHASE AND TRADEMARK AGREEMENT

      This Agreement (the "AGREEMENT") is entered into as of February 24, 2001 by and between Cre-8-Net Ventures L.L.C., a Delaware limited liability company ("CRE-8-NET"), Footwear Acquisition, Inc., a Delaware corporation ("NEWCO"), and Itochu Corporation, a Japanese corporation ("ITOCHU").


                                       RECITALS

      WHEREAS, Converse, Inc. ("CONVERSE") is currently a debtor and debtor in possession in bankruptcy under the United States Bankruptcy Code ("BANKRUPTCY") and is seeking to sell its assets by auction in Bankruptcy pursuant to an order issued by the United States Bankruptcy Court for the District of Delaware (the "BANKRUPTCY COURT") on February 5, 2001.

      WHEREAS, the parties hereto wish to form, with certain other parties, a new corporation, Footwear Acquisition, Inc., for the purposes of Newco's purchasing, directly or through a wholly-owned subsidiary, out of Bankruptcy (the "CONVERSE PURCHASE") the Converse Assets (as defined below), including all of Converse's footwear trademarks in Japan.

      WHEREAS, in conjunction with the Converse Purchase, and in exchange for the consideration described herein, Newco intends on the terms set forth in this Agreement, among other things, to transfer to Itochu all right, title and interest in and to Converse's Japanese Footwear Trademarks (as defined below), to issue to Itochu shares of Newco's capital stock, to grant Itochu exclusive distribution rights in Japan (subject to the limitations contained herein), and to grant Itochu certain rights of first negotiation and first refusal with respect to designated Asian distribution rights.

      WHEREAS, in conjunction with the transactions contemplated hereby, Cre-8-Net, Newco and Itochu are entering into the Cooperative Marketing Agreement in the form attached hereto as Exhibit A (the "COOPERATIVE MARKETING AGREEMENT").

      NOW, THEREFORE, in consideration of the foregoing, the expenses incurred and expected to be incurred by Newco in connection with the Converse Purchase and the mutual promises set forth below, the parties agree as follows:

1.    DEFINITIONS.

      For purposes of this Agreement:

      "Agreement" has the meaning set forth in the Preamble to this Agreement.

      "Bank" has the meaning set forth in Section 2.5.
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      "Bankruptcy" has the meaning set forth in the Recitals to the Agreement.

      "Bankruptcy Court" has the meaning set forth in the Recitals to the Agreement.

      "Closing Date" has the meaning set forth in Section 2.6.

      "Converse" has the meaning set forth in the Recitals to this Agreement.

      "Converse Assets" shall mean Converse's trademarks, including all of Converse's footwear trademarks in Japan, and related licenses, patents, trade secrets, designs, footwear lasts, logos, license, distribution, manufacturing and other legal agreements, data processing hardware and software, certain employee contracts, certain leases, order backlog, customer lists and order history, marketing materials, vendor lists with production and pricing data past and pending, and detailed inventory data and other assets, including, without limitation, inventory and equipment; provided, however, "Converse Assets" shall not include any Converse assets which Newco and Cre-8-Net shall reasonably determine not to acquire so long as (i) such exclusion shall not prevent or impair Newco's ability to transfer the Japanese Footwear Trademarks to Itochu as contemplated by this Agreement or the grant of the rights set forth in Section 5 and (ii) Newco shall have acquired substantially all material Converse trademarks, related licenses and other intellectual property rights related to Converse's current footwear and apparel businesses.

      "Converse Purchase" has the meaning set forth in the Recitals to this Agreement.

      "Cooperative Marketing Agreement" has the meaning set forth in the Recitals to this Agreement.

      "Cre-8-Net" has the meaning set forth in the Preamble to this Agreement.

      "Election Notice" has the meaning set forth in Section 8.1.

      "Financial Statements" has the meaning set forth in Section 4.2.

      "Investor Rights Agreement" has the meaning set forth in Section 4.2(b).

      "Itochu" has the meaning set forth in the Preamble to this Agreement.

      "Japanese Footwear Trademarks" has the meaning set forth in Section 3.1.

      "License Notice" has the meaning set forth in Section 5.2.

       "Liens" shall mean any limitations, restrictions or encumbrances of any nature, including royalty obligations (to the extent consistent with Japanese laws) other than restrictions on use rights arising from licensing arrangements as licensor; provided, however, Liens shall not include any limitation, restrictions or encumbrances agreed to by Itochu.

      "Newco" has the meaning set forth in the Preamble to this Agreement.
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      "Newco Change of Control" means (i) the acquisition of Newco by another entity by means of any reorganization, merger or consolidation involving Newco; or (ii) a sale of all or substantially all of the assets of Newco (including the stock of any wholly owned subsidiary holding or acquiring the Converse Assets); unless in each case, Newco's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for Newco's acquisition or sale or otherwise), hold more than fifty percent (50%) of the voting power of the surviving or acquiring entity.

      "Offered Shares" has the meaning set forth in Section 8.1.

      "Offered Price" has the meaning set forth in Section 8.1.

      "Other Trademarks" has the meaning set forth in Section 8.2.

      "Proposed Transferee" has the meaning set forth in Section 8.1.

      "Price" has the meaning set forth in Section 8.1.

      "Purchase Price" has the meaning set forth in Section 2.4.

      "Purchase Offer" has the meaning set forth in Section 8.1.

      "Renewing License" has the meaning set forth in Section 5.1.

      "Restricted Investors" means any of the following entities: Mitsubishi Corporation, Mitsui & Co, Ltd., Sumitomo Corporation, Marubeni Corporation, Nissho Iwai Corporation, Tomen Corporation, Kanematsu Corporation or Nichimen Corporation or any corporate affiliate thereof.

      "Qualified IPO" shall mean a firm commitment underwritten public offering by Newco of shares of its common stock pursuant to a registration statement under the Securities Act which offering shall have gross proceeds (prior to underwriters' discounts and commissions) to Newco of at least $20,000,000.

      "Securities Act" means the United States Securities Act of 1933 and the rules and regulations promulgated thereunder.

      "Shares" has the meaning set forth in Section 4.1.

      "Stock Disposition Notice" has the meaning set forth in Section 8.1.

      "Stock Right of First Refusal" has the meaning set forth in Section 8.1.

      "Trademark Transfer Notice" has the meaning set forth in Section 8.2.

      "Transfer" means any sale, transfer, pledge, exclusive license or other encumbrance.

      "Transfer Documents" has the meaning set forth in Section 3.1.
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2.    CONSIDERATION; ESCROW ARRANGEMENTS

      2.1 Converse Purchase. Cre-8-Net shall, and shall cause Newco to, in good faith take commercially reasonable actions necessary or appropriate, if granted the opportunity to by the Bankruptcy Court, to prepare, submit on a timely basis and negotiate an offer to seek to effect the Converse Purchase and acquire the Converse Assets so that, on and after the Closing Date, Newco may transfer the Japanese Footwear Trademarks to Itochu and effect the other transactions with Itochu as contemplated herein. Without limiting the generality of the foregoing, Cre-8-Net shall, and shall cause Newco to, in good faith use commercially reasonable efforts to procure capital investment and other financing from third parties (on commercially reasonable terms) and in amounts, in addition to the capital investment and financing provided by Itochu, as may be required to effect the Converse Purchase on commercially reasonable terms. For avoidance of doubt, subject to Section 2.7, neither Newco nor Cre-8-Net shall have any liability to Itochu if in good faith they determine after using commercially reasonable efforts not to proceed with the Converse Purchase.

      2.2 Information; Approval Rights. Cre-8-Net shall keep Itochu reasonably advised, and shall cause Newco to keep Itochu reasonably advised, from time to time and as may be reasonably requested by Itochu, of the terms and conditions of any offer by Newco or Cre-8-Net that may be made in relation to the Converse Purchase and the status of any discussions or negotiations in relation thereto. Without limiting the foregoing, Newco's bid submitted to the Bankruptcy Court shall provide for, and require as a condition to closing, (i) Newco's acquisition of substantially all the Converse Assets including the Japanese Footwear Trademarks and (ii) the rights necessary for Newco to perform its obligations under Section 5 of this Agreement. The foregoing provisions of Newco's bid shall not be amended without Itochu's prior written consent.

      2.3 Confidentiality; Public Disclosure. The terms and conditions of this Agreement and any non-public information exchanged among Cre-8-Net, Newco and Itochu hereunder constitute confidential information and shall not be disclosed to any third party except as provided below. No party hereto may make any public disclosure concerning this Agreement or the terms or conditions hereof without the prior written approval of each of the other parties hereto, except to the extent that such public disclosure is required by applicable laws. In such case, the party that is required to make such public disclosure shall provide a copy of its proposed public disclosure to the other parties in advance and shall limit the scope of the public disclosure to include only such information as is required, in the reasonable discretion of the party making the public disclosure, to comply with its obligations under applicable laws. If Cre-8-Net or Newco determine that any of the terms and conditions of this Agreement and any non-public information exchanged among Cre-8-Net, Newco and Itochu hereunder must be disclosed in relation to Newco's offer for the Converse Assets,
Cre-8-Net and Newco shall consult with Itochu in advance of such disclosure and shall subject to applicable law limit such disclosure as may be reasonably requested by Itochu. The foregoing shall not prohibit disclosure of the terms and conditions of this Agreement to bona fide prospective Newco investors, employees, investment bankers, lenders, accountants and attorneys where such persons and entities are under appropriate contractual or professional non-disclosure obligations.
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      2.4 Itochu Cash Payment. In consideration of the transfer of rights to the
Japanese Footwear Trademarks to Itochu set forth in Section 3.1, the Newco share issuance in Section 4, the rights of first negotiation and first refusal granted to Itochu set forth in Section 5 below, and the other rights granted to it hereunder, Itochu agrees to pay to Newco Yen 3,700,000,000 (the "PURCHASE Price"), which shall be allocated Yen 200,000,000 to the Shares and Yen 3,500,000,000 to the Japanese Footwear Trademarks and other rights granted under this Agreement.

      2.5 Escrow/Other Arrangements. Itochu shall not later than March 4, 2001, deposit an amount equal to the Purchase Price into an escrow account or shall otherwise provide alternative credit arrangements or facilities that Newco may draw upon, as may be reasonably acceptable to Newco and Itochu. Any escrow account established pursuant to this Section 2.5 shall be in the name of a mutually agreed third party escrow agent, shall be opened with a branch or office of a United States bank agreed upon by Cre-8-Net and Itochu (the "BANK") pursuant to Bank's customary escrow agreement, and all funds placed therein shall be invested in money market funds or investment grade rated interest bearing instruments.

      2.6 Release of Funds; Closing. Cre-8-Net shall not, and shall cause Newco not to, draw upon, use or otherwise commit such escrow account or alternative credit arrangements or facilities unless and until all the conditions precedent under Sections 7.1 and 7.3 have been satisfied in full or waived by Itochu. Subject to the foregoing, the consummation of the transactions contemplated under this Agreement shall take place concurrently with the closing of the Converse Purchase (the "CLOSING DATE").

      2.7 Return of Funds. Notwithstanding the foregoing, if Newco withdraws its offer to effect the Converse Purchase or is otherwise unsuccessful in its efforts to complete the Converse Purchase, Newco shall, and Cre-8-Net shall cause Newco to, release and return immediately to Itochu the Purchase Price and any alternative credit arrangements or facilities provided by Itochu as directed by Itochu in writing, in the original currency provided by Itochu together with interest then accrued thereon (converted if applicable into the original currency) less a pro rata portion of the related escrow fees and expenses. In any event, if for any reason the Converse Purchase has not been completed by May 15, 2001, unless Itochu otherwise agrees in writing, Newco shall, and Cre-8-Net shall cause Newco to, release and return immediately to Itochu the Purchase Price the escrow account and any alternative credit arrangements or facilities provided by Itochu as directed by Itochu in writing, in the original currency provided by Itochu together with interest then accrued thereon (converted if applicable into the original currency) less a pro rata portion of the related escrow fees and expenses.
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3.    JAPANESE TRADEMARK AND DISTRIBUTION RIGHTS

      3.1 Transfer of Japanese Footwear Trademarks; Other Transfer and Confirmation. On the Closing Date, Newco shall transfer the Japanese Footwear Trademarks and transfer and confirm the other rights granted herein and shall execute and deliver to Itochu Japanese applications for trademark transfer forms as may be properly prepared and requested by Itochu covering the Japanese Footwear Trademarks and any other documents reasonably requested and identified by Itochu to effect the transfer of the Japanese Footwear Trademarks to Itochu (collectively, the "TRANSFER DOCUMENTS"). As used herein, the "JAPANESE FOOTWEAR TRADEMARKS" means all of Converse's rights to trademarks in Japan, including without limitation footwear trademarks, and all of Converse's licensed rights, copyrights, design rights and other intellectual property rights related thereto in Japan, including without limitation all contractual or other rights as licensor in relation to footwear in Japan, which are currently owned by Converse, excluding any rights in portions of the applicable trademarks or other intellectual property rights that may be co-owned by any third party, and subject to any exclusions approved by Itochu. Itochu acknowledges that notwithstanding execution and delivery of the Transfer Documents on the Closing Date, the completion and recordation of such transfer with the Japanese trademark registration authority will occur after the Closing Date. Newco shall transfer, through delivery of the Transfer Documents, the Japanese Footwear Trademarks to Itochu free and clear of any Liens that may exist on the Closing Date; provided, however, that (i) the transfer of contractual or other rights as licensor shall be subject to obtaining any consents to such transfer as may be required under the applicable agreement and (ii) the transfer of Converse's rights to any co-owned trademark shall be subject to obtaining any consents to such transfer as may be required from the co-owner. Itochu shall, at its own expense and with the cooperation of Newco apply for the assignment of the Japanese registrations for the Japanese Footwear Trademarks, and Itochu shall otherwise bear all expenses in connection with completion and recordation of the transfer thereof. Upon execution of the Transfer Documents, Itochu shall be free to make all footwear related trademark applications with respect to the Japanese Footwear Trademarks in Japan, and Newco shall cooperate with Itochu in expanding the categories of registration of the Japanese Footwear Trademarks in Japan to include other appropriate categories of registration.

      3.2 Transfer of Right, Title and Interest. Concurrently with the execution of the Transfer Documents, Newco shall execute such other documents as Itochu may properly prepare and reasonably request to effect the unconditional transfer of any and all Japanese Footwear Trademarks, free and clear of all Liens that may exist on the Closing Date, and to waive any other, right, title and interest of Newco in and to the Japanese Footwear Trademarks; provided, however, that (i) the transfer of contractual or other rights as licensor shall be subject to obtaining any consents to such transfer as may be required under the applicable agreement and (ii) the transfer of Converse's rights to any co-owned trademark shall be subject to obtaining any consents to such transfer as may be required from the co-owner. Newco shall endeavor to obtain from Converse in the transfer by the Bankruptcy Court a license by Converse of all rights, titles and interests of Converse that it may have in the Japanese Footwear Trademarks for the benefit of Newco and its successors and assigns.

      3.3 Distribution Rights. On the Closing Date, Newco shall execute and deliver to Itochu such documents as may be properly prepared and reasonably requested by Itochu to effect the grant to Itochu of the exclusive rights to distribute Converse brand products in Japan, which grant shall be subject to any pre-existing rights of third parties. Newco shall not take any action to extend or renew any pre-existing rights of third parties as such rights expire or terminate and shall exercise such rights as it may have to prevent any automatic renewal of such pre-existing rights. The parties agree that sales hereunder (including Section 3.1) shall be restricted to distribution in Japan only and Itochu shall not knowingly sell to customers in Japan for purposes of export. The foregoing does not restrict any rights specifically acquired pursuant to
Section 5.

      3.4 Power of Attorney; No Adverse Action; Further Documents. Effective as of the Closing Date, Newco grants to Itochu an irrevocable power of attorney, with full power of substitution, with respect to the Japanese Footwear Trademarks. Upon the Closing Date, Newco agrees to execute in favor of Itochu or its designee a specific irrevocable power of attorney, with full power of substitution, to record the assignment of the Japanese Footwear Trademarks from Converse to Newco and from Newco to Itochu. Newco agrees that it shall not, nor shall it take any action that could, Transfer any interest in the Japanese Footwear Trademarks (including the creation of any Lien) to any party other than Itochu on or after the Closing Date. Effective as of the Closing Date, Newco agrees that it will grant to Itochu an exclusive, irrevocable, royalty-free license to use the Japanese Footwear Trademarks during the period before Itochu becomes record owner, and while Newco is the record owner, of the Japanese Footwear Trademarks. Newco shall execute and deliver to Itochu such documents as Itochu may properly prepare and reasonably request to effect the foregoing.

4.    NEWCO SHARE ISSUANCE TO ITOCHU; ITOCHU SHAREHOLDER RIGHTS

      4.1 Share Issuance. On the Closing Date, Newco shall issue to Itochu shares of its common stock representing 5% of the then outstanding shares of Newco capital stock (the "SHARES"). The Shares shall not be registered under the Securities Act in reliance on the investment representations made by Itochu in
Section 6.2(c).

      4.2 Additional Rights. For so long as (i) Itochu owns directly or indirectly at least 25% of the Shares issued under this Agreement and (ii) a Newco Change of Control or Qualified IPO has not occurred, Itochu shall be entitled to the following rights:

            (a) Information Rights. Within 45 days after the end of each of Newco's fiscal quarters (other than the fourth quarter), Newco shall provide Itochu with financial statements prepared by Newco which contain an income statement, balance sheet and statement of stockholders' equity (the "FINANCIAL STATEMENTS"). Within 90 days after the end of each of Newco's fiscal years, Newco shall deliver to Itochu an audited statement of cash flows for the fiscal year and audited Financial Statements, prepared in accordance with U.S. generally accepted accounting principles and prepared by an independent public accounting firm of US national recognition. Newco shall also promptly provide to Itochu any written information provided to Newco's board of directors and any other information that Itochu shall reasonably request, as determined by Newco's board of directors, provided, however, Newco shall not be obligated pursuant to this Section 4.2(a) to provide access to any information which it reasonably considers to be a trade secret or similar confidential information (including, without limitation, information Newco considers to be subject to attorney/client privilege).

      Venture Capital Financing Rights. To the extent Newco or its stockholders provide Perseus Capital (or any other entity providing equity financing to consummate the Converse Purchase) information rights, registration rights, pre-emptive rights, co-sale rights, and/or rights of first refusal with respect to their Newco holdings, Itochu shall be provided such rights under the related investor rights agreement(s) (the "INVESTOR RIGHTS AGREEMENT") except that good faith, appropriate and customary venture capital distinctions and exceptions may be made based on Itochu's status as a common stockholder and size of holdings. With respect to the Shares, Newco hereby grants Itochu the right to participate in any registered public offering by Newco (other than its Qualified Initial Public Offering) on customary terms and conditions. If the foregoing is not included in the Investor Rights Agreement, Newco and Itochu shall execute a separate registration rights agreement for the benefit of Itochu. Newco's obligation to deliver the Financial Statements and other information pursuant to
Section 4.2(a) shall terminate if and only to the extent Itochu is otherwise entitled to the same information as contemplated by Section 4.2(a).

      4.3 Lock-Up Agreement. If Newco proposes to conduct a Qualified IPO, upon request of Newco's underwriters, Itochu agrees to execute for the benefit of the underwriters, a lock-up agreement which prohibits the sale, transfer, offer to sell, short sale, pledge, encumbrance or other disposition of the Shares for a period not to exceed 180 days after the date of such public offering.

      4.4 New Investors. After the date of this Agreement, to the extent that Newco desires to issue shares of its capital stock to any new investor that is a Restricted Investor, Cre-8-Net and Newco shall consult with Itochu regarding the proposed terms and conditions of the issuance of Newco capital stock. Itochu shall have the right to approve any such new investor.

      4.5 Investor Rights Agreement. Once Itochu's rights and obligations under Sections 4.2, 4.3 and 4.4 are incorporated into the Investor Rights Agreement, that agreement shall govern and these provisions shall be terminated.

5.    ITOCHU DISTRIBUTION NEGOTIATION AND MANUFACTURING RIGHTS

      The provisions of this Section 5 shall be effective on and after the Closing Date.

      5.1 Right of First Negotiation. When the current existing licenses for sales of Converse apparel and footwear brands expire or terminate in The People's Republic of China, Taiwan and Korea, Newco agrees to negotiate exclusively with Itochu for a period of ninety (90) days for each country so that Itochu shall have the right to distribute Converse apparel and footwear brands in those countries on terms mutually agreeable to the parties. Newco's foregoing obligation shall be deemed to have been satisfied if Newco shall, prior to any such license expiration or termination, have notified Itochu of the upcoming expiration or termination and negotiated exclusively with Itochu for a period of ninety (90) days. If any such licenses contain provisions that allow the licenses to renew automatically (a "RENEWING LICENSE") unless either party thereto gives notice of termination or non-renewal to the other within a certain time period, Newco shall be obligated to give Itochu written notice and an opportunity to negotiate exclusively at least ninety (90) days prior to the last day on which Newco must give such notice of termination or non-renewal.

      5.2 Right of First Refusal. Following the expiration of the current existing licenses for, and prior to entering into any new license for, sales of any Converse apparel and footwear brands in The People's Republic of China, Taiwan and Korea, Newco shall give written notice (the "LICENSE NOTICE") to Itochu setting forth in reasonable details the bona fide material terms and all other relevant material conditions of such proposed license. The foregoing provisions of this Section 5.2 shall not apply to a Renewing License.

            (a) Exercise of Right of First Refusal. Itochu shall have the right and option (but not the obligation) to enter into the licensing arrangement described in the License Notice. If Itochu does not wish to pursue the license proposed in the License Notice, Itochu shall give written notice to Newco as promptly as practicable. Unless Itochu gives written notice declining the license proposed in the License Notice, Itochu shall have ninety (90) days following receipt of the License Notice to consummate a license with Newco on mutually agreed terms.

            (b) Right to License. If Itochu and Newco do not agree to terms on the license under this Section 5.2, Newco shall have the right to consummate the licensing arrangement described in the License Notice; provided, that, the ultimate terms of the license are not materially more favorable to the licensee than those described in the License Notice and provided further that such license is consummated within ninety (90) days after, as applicable, Itochu's written notice declining the license proposed in the License Notice or the one hundredth eighty-first (181st) day after Itochu's receipt of the License Notice. If Newco is unable to consummate such license in accordance with the terms of this Section 5.2(b), Itochu's right of first refusal shall again apply.

      5.3 Manufacturing of Brand. Newco agrees that Itochu may source and manufacture Converse brand footwear anywhere in Asia so long as these non-Japanese made products are sold only in Japan (or in any other countries for which Itochu acquires distribution rights pursuant to Sections 5.1 or 5.2). Newco shall ensure that, following the Closing Date, Itochu retains its current manufacturing rights with respect to Converse brand non-footwear products offered for sale in Japan, on the same terms and conditions as Itochu presently maintains pursuant to its Agreement for Assignment and Sale of Trademarks dated November 25, 1999 with Converse.

6.    REPRESENTATIONS AND WARRANTIES

      6.1 Representations of Cre-8-Net and Newco. Each of Cre-8-Net and Newco represent and warrant, as of the date hereof and the Closing Date, as follows:

            (a) Organization. Cre-8-Net is a limited liability company and validly existing under the laws of the State of Delaware. Newco is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of Cre-8-Net and Newco has all requisite power and authority to own, lease and operate its respective properties and to carry on its respective business as it is now conducted and proposed to be conducted; and each of Cre-8-Net and Newco has all requisite corporate, legal and other power and authority to enter into and perform the terms and conditions of this Agreement.

            (b) Capitalization. All of the issued and outstanding shares of capital stock of Newco have been duly authorized and validly issued and are fully paid and nonassessable and have been offered, issued and sold by Newco in compliance with all applicable U.S. federal and state securities laws. Schedule 6.1(b), to be attached hereto prior to the Converse Purchase, sets forth as of the Converse Purchase closing the authorized capital stock of Newco, the number of shares thereof issued and outstanding, and a list of the stockholders of Newco indicating the shares of Newco held by each of them.

            (c) Authorization and Compliance. The issuance, sale and delivery of the Shares in accordance with this Agreement by Newco, the execution, delivery and performance by Newco and Cre-8-Net of this Agreement and the execution, delivery and performance by Newco of the Cooperative Marketing Agreement have been or will be duly authorized by all necessary corporate action on the part of Cre-8-Net and Newco, as applicable, and the Shares, when so issued, sold and delivered against payment therefor in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable. The execution, delivery and performance of this Agreement by Cre-8-Net and Newco and the execution, delivery and performance by Newco of the Cooperative Marketing Agreement and the offer, sale and delivery of the Shares do not and will not conflict with, violate or result in any default under or breach of any of the provisions of, as applicable, (i) any law of the United States of America or its political subdivisions, (ii) the constitutive documents of Cre-8-Net or Newco, (iii) any decree, judgment or order, applicable to Cre-8-Net or Newco or (iv) any contract or agreement by which Cre-8-Net or Newco is bound.

            (d) Enforceability. This Agreement constitutes the legal, valid and binding obligation of Cre-8-Net and Newco, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors' rights generally and to general equitable principles.

            (e) Status of Newco. Newco is a newly formed for the express purpose of acquiring the Converse Assets and has no assets or liabilities except those solely related to or incurred in connection with the Converse Purchase.

      6.2 Representations of Itochu.

      Itochu hereby represents and warrants to Cre-8-Net and Newco, as of the date hereof and the Closing Date, as follows:

            (a) Organization. Itochu is a corporation duly organized and validly existing under the laws of Japan and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now conducted and proposed to be conducted; and Itochu has all requisite corporate, legal and other power and authority to enter into and perform the terms and conditions of this Agreement.

            (b) Authorization and Compliance. The execution, delivery and performance of this Agreement by Itochu have been duly authorized by all necessary corporate action on the part of Itochu. The execution, delivery and performance of this Agreement and the Cooperative Marketing Agreement by Itochu do not and will not conflict with, violate or result in any default under or breach of any of the provisions of (i) any law of Japan or its political subdivisions, (ii) the articles of incorporation and other organizational documents of Itochu, (iii) any decree, judgment or order, applicable to Itochu or (iv) any material contract or agreement by which Itochu is bound. Itochu has satisfied itself that it has complied with all applicable laws in connection with the execution, delivery and performance of this Agreement.

            (c) Investment Representations.

                (i) Purchase Entirely for Own Account. The Shares are being acquired for investment for Itochu's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Itochu has no present intention of selling, granting any participation in, or otherwise distributing the same. Itochu does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares.

                (ii) Investment Experience. Itochu is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.

                (iii) Restricted Securities. Itochu understands that the Shares are characterized as "restricted securities" under the U.S. federal securities laws inasmuch as they are being acquired from Newco in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities

Act, only in certain limited circumstances. Itochu understands that no public market presently exists for the securities of Newco, and that there are no assurances that any such market will be created.

                (iv) Further Limitations on Disposition. Without in any way limiting the above, Itochu further agrees not to make any disposition of all or any portion of the Shares, unless and until the transferee has agreed in writing for the benefit of Newco to be bound by this Section 6.2(c) and Section 4.3 of this Agreement, and:

                    (1) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                    (2) Itochu shall have notified Newco of the proposed disposition, and if reasonably requested by Newco, Itochu shall have furnished Newco with an opinion of counsel, reasonably satisfactory to Newco, that such disposition will not require registration of such shares under the Securities Act.

                (v) Legends. It is understood that the certificate(s) evidencing the Shares shall bear the following legends:

            THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE CORPORATION RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT. COPIES OF THE AGREEMENTS COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.

            THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RIGHT OF FIRST REFUSAL, MARKET STAND-OFF AND OTHER PROVISIONS CONTAINED IN AN AGREEMENT DATED AS OF FEBRUARY 24, 2001. A COPY OF SUCH AGREEMENT MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.

7.    CONDITIONS TO CLOSING

      7.1 Conditions to Obligations of Newco and Itochu. The obligations of each of Newco and Itochu under this Agreement to cause the closing hereunder to take place shall be subject to the satisfaction, at and as of the Closing Date, of the conditions that:

            (a) the execution and approval of the Converse Purchase shall have occurred in accordance with applicable Bankruptcy Court approval and in accordance with such other terms and conditions as may be agreeable to Newco, to the extent consistent with the requirements of this Agreement and Newco shall have obtained all of Converse's rights, title and interest in substantially all of the Converse Assets, including without limitation, the Japanese Footwear Trademarks;

            (b) there shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree in any jurisdiction, the effect of which prohibits the completion of the Converse Purchase or the closing of this Agreement on the Closing Date or prevents Newco from performing in all material respects its obligations under this Agreement and there shall be no legal actions or proceedings pending that will, if determined adversely, prohibit Newco from performing in all material respects its obligations under this Agreement; and

            (c) the Japanese Footwear Trademarks shall not be subject to any Liens, including any attachment or provisional attachment (other than as a result of Itochu's failure to obtain the consent contemplated in Section 7.2(b)); provided, however, that (i) the transfer of contractual or other rights as licensor shall be subject to obtaining any consents to such transfer as may be required under the applicable agreement and (ii) the transfer of Converse's rights to any co-owned trademark shall be subject to obtaining any consents to such transfer as may be required from the co-owner.

      7.2 Additional Conditions to Obligations of Newco. Except to the extent expressly waived in writing by Newco, the obligations of Newco under this Agreement to cause the closing hereunder to take place shall also be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

            (a) The representations and warranties of Itochu in Section 6.2 shall have been true and correct when made, and shall be true and correct at the Closing Date as if made on and as of such date, and Itochu shall have performed in all material respects its obligations required by this Agreement to be performed on or prior to the Closing Date; and

            (b) Itochu shall have delivered to Newco a certificate executed by an authorized Itochu representative certifying that, based upon his best knowledge, the representations specified in Section 6.2 are true and correct as of the Closing Date.

      7.3 Additional Conditions to Obligations of Itochu. Except to the extent expressly waived in writing by Itochu, the obligations of Itochu under this Agreement to cause the closing to take place shall also be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

            (a) Itochu shall have received properly executed Transfer Documents and all other documents required to be delivered at the Closing Date under Sections 3.1 and 3.2 hereof with respect to the Japanese Footwear Trademarks;

            (b) Any consents or approvals required for the transfers contemplated under Sections 3.1, 3.2 or 3.3 hereof shall have been delivered to Itochu by Newco; provided, that, the foregoing shall not apply to any required consent of Moonstar or any Japanese governmental approval required to effect the transfer of the Japanese Footwear Trademarks and provided, further, that (i) the transfer of contractual or other rights as licensor shall be subject to obtaining any consents to such transfer as may be required under the applicable agreement and (ii) the transfer of Converse's rights to any co-owned trademark shall be subject to obtaining any consents to such transfer as may be required from the co-owner;

            (c) Cre-8-Net and Newco shall have procured sufficient capital investment, financing and other funds (including release of the Purchase Price) necessary to permit Newco to acquire the Converse Assets;

            (d) Newco shall have delivered such documents as Itochu may properly prepare and reasonably request to confirm Itochu's manufacturing rights for Converse non-footwear products in Japan in accordance with Section 5.3;

            (e) The rights granted to Itochu under Sections 5.1 and 5.2 shall be in full force and effect;

            (f) The representations and warranties of Cre-8-Net and Newco in
Section 6.1 shall have been true and correct when made, and shall be true and correct on the Closing Date as if made on and as of such date, and Newco shall have delivered certificates representing the Shares and otherwise shall have performed in all material respects its obligations required by this Agreement, to be performed on or prior to the Closing Date; and

            (g) Newco shall have delivered to Itochu a certificate executed by Newco's chief executive officer certifying that, based upon his best knowledge, the conditions specified in Section 7.1 have been fulfilled as of the Closing Date.

8.    OTHER AGREEMENTS

      The provisions of this Section 8 shall be effective on and after the Closing Date.

8.1      Right of First Refusal on Itochu's Newco Stock.

            (a) Right of First Refusal. For eighteen (18) months from the Closing Date, Itochu shall not Transfer any shares of Newco capital stock owned by it. Thereafter, before any shares of Newco capital stock owned by Itochu may be sold or otherwise Transferred, Newco or its assigns shall have a right of first refusal to purchase all such shares on the terms and conditions set forth in this Section 8.1 (the "STOCK RIGHT OF FIRST REFUSAL").

            (b) Notice of Proposed Transfer. Itochu shall deliver to Newco a written notice (the "STOCK DISPOSITION NOTICE") describing the purchase offer (the "PURCHASE OFFER") stating: (i) Itochu's bona fide intention to sell or otherwise Transfer such shares (the "OFFERED SHARES"); (ii) the name of each proposed purchaser or other transferee (the "PROPOSED TRANSFEREE"); (iii) the number of Offered Shares to be transferred to each Proposed Transferee; and (iv) the per share bona fide cash price or other consideration for which Itochu proposes to transfer the Offered Shares (the "OFFERED PRICE"), and Itochu shall offer the Offered Shares at the Offered Price to Newco or its assignee(s).

            (c) Exercise of Right of First Refusal. The Stock Right of First Refusal may be exercised in whole by delivery by Newco and/or its assignees of a written notice ("ELECTION NOTICE") delivered to Itochu within ninety (90) calendar days after receiving the Stock Disposition Notice. Newco and/or its assignee(s) shall have the right and option (but not the obligation) to purchase all the Offered Shares in their entirety at the Price (defined below).

            (d) Purchase Price; Payment. The per share purchase price ("PRICE") for the Offered Shares purchased by Newco or its assignees under this Section
8.1 shall be the Offered Price per share. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined through the good faith negotiations by Newco or its assignee and Itochu. Payment of the Price shall be made in cash (by check) within thirty (30) days after receipt of the Election Notice or in the manner and at the times set forth in the Election Notice.

            (e) Right to Transfer. If the Offered Shares are not purchased by Newco or its assignees, then Itochu may sell or otherwise transfer the Offered Shares in their entirety to the Proposed Transferee at the Offered Price or at a higher price, provided, that, such sale or other transfer is consummated within ninety (90) days after the date of the Election Notice and, provided, further, that any such sale or other transfer is effected in accordance with any applicable securities laws and the Proposed Transferee agrees in writing that the provisions of Section 4.3 and Section 6.2(c) shall continue to apply to the Offered Shares held by such Proposed Transferee. If the Offered Shares are not transferred to the Proposed Transferee within such period, a new Notice shall be given to Newco and Newco shall again be offered the Right of First Refusal before any shares of Newco capital stock can be sold by Itochu.

            (f) StopTransfer. Any attempt by Itochu to Transfer any shares of Newco capital stock in violation of this Section 8.1 shall be void and Newco shall be permitted not effect such a Transfer, not treat any alleged transferee as the holder of such shares and stop transfer of such attempted Transfer.

            (g) Exclusions. Notwithstanding the foregoing, Itochu shall have the right to Transfer all or part of its shares of Newco capital stock to one or more majority owned subsidiaries of Itochu which agree in writing to be bound by all of the provisions of this Agreement which otherwise constitute obligations of Itochu with respect to the Shares.

            (h) Termination of Stock Right of First Refusal. The provisions of
Section 8.1 shall terminate immediately prior to the closing of a Qualified IPO or a Newco Change of Control.

      8.2 Japanese Footwear Trademark Right of First Negotiation and First Refusal.

            (a) Right of First Negotiation. If Itochu proposes to Transfer the Japanese Footwear Trademarks or the trademarks and related rights in any other countries for which Itochu acquires distribution rights pursuant to Section 5.1 or 5.2 (collectively, the "OTHER TRADEMARKS"), Itochu shall negotiate exclusively with Newco for a period of ninety (90) days prior to any such Transfer. Itochu's foregoing obligation shall be deemed to have been satisfied if Itochu, prior to any initiation of discussions with any third parties regarding such Transfer, notified Newco of its desire to Transfer such trademarks and related rights and shall have negotiated exclusively with Newco for a period of ninety (90) days regarding such Transfer.

            (b) Right of First Refusal; Notice. Itochu shall not Transfer the Japanese Footwear Trademarks or the Other Trademarks or any interest therein without first giving written notice of the proposed Transfer to Newco setting forth in reasonable detail the proposed assignee, the marks and related rights proposed to be Transferred, and the price and other terms and conditions of the Transfer (the "TRADEMARK TRANSFER NOTICE").

            (c) Exercise of Trademark Right of First Refusal. Newco or any of its majority owned subsidiaries shall have the right and option (but not the obligation) to purchase all of the marks and associated rights specified in the Trademark Transfer Notice for a price equal to the price (and on the other terms and conditions) specified in the Trademark Transfer Notice. If Newco or its majority owned subsidiary does not wish to purchase all of the marks and associated rights specified in the Trademark Transfer Notice, Newco shall give written notice to Itochu as promptly as practicable. Unless Newco gives written notice declining the purchase proposed in the Trademark Transfer Notice, Newco or its majority owned subsidiary shall have ninety (90) days following receipt of the Trademark Transfer Notice to consummate the purchase with Itochu on mutually agreed terms.

            (d) Right to Transfer. If Itochu and Newco or its majority owned subsidiary do not agree to terms on the Transfer under this Section 8.2, Itochu shall have the right to consummate the arrangement described in the Trademark Transfer Notice; provided, that, the ultimate terms of the arrangement are not materially more favorable to the transferee than those described in the Trademark Transfer Notice and provided further that such transaction is consummated within ninety (90) days after, as applicable, Newco's written notice declining the Transfer proposed in the Trademark Transfer Notice or the one hundredth eighty-first (181st) day after Newco's receipt of the Trademark Transfer Notice. If Itochu is unable to consummate such Transfer in accordance with the terms of this Section 8.2(d), Itochu's right of first refusal shall again apply.

            (e) Exclusions. Notwithstanding the foregoing, Itochu shall have the right to Transfer all or part of the Japanese Footwear Trademarks or the Other Trademarks to one or more majority owned subsidiaries of Itochu which agree in writing to be bound by all of the provisions of this Agreement to the extent those provisions would be obligations of Itochu in relation to the specific Transferred Japanese Footwear Trademarks or the Other Trademarks.

9.    GENERAL PROVISIONS

      9.1 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California without application of principles of conflicts of law.

      9.2 Survival. All representations, warranties, covenants and agreements made herein shall survive any investigation made by any party and the closing of the transactions contemplated hereby.

      9.3 Successors and Assigns. Neither Itochu, Cre-8-Net nor Newco shall assign or otherwise transfer any of their rights under this Agreement other than to a successor to all or substantially all of the business of such party by way of merger, consolidation or purchase of assets, except that Newco's rights hereunder shall inure to the benefit of and shall be assignable to any majority owned subsidiary of Newco and any institutional lender which has provided or committed to provide acquisition, working capital or other financing to Newco. Except as provided in the preceding sentence and other specific provisions hereof, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

      9.4 Entire Agreement; Amendment. This Agreement and its exhibits expressly described herein constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the parties hereto.

      9.5 Notices and Other Communications. Every notice or other communication required or contemplated by this Agreement by either party shall be delivered either by (i) personal delivery, (ii) postage prepaid return receipt requested registered or certified mail (airmail if available), or the equivalent of registered or certified mail under the laws of the country where mailed, (iii) internationally recognized overnight courier, such as Federal Express or UPS, or
(iv) facsimile with a confirmation copy sent simultaneously by postage prepaid, return receipt requested, registered or certified mail, in each case:

      if  addressed to Newco at:  c/o Cre-8-Net (at the address noted below),

                  With a copy to:
                  Wilson Sonsini Goodrich & Rosati, P.C.
                  650 Page Mill Road
                  Palo Alto, California 94304
                  Attention:  Catherine Kirkman and Kurt Berney

                  Telephone:  1 650 493-9300
                  Facsimile:  1 650 493-6811

      if addressed to addressed to Cre-8-Net at:


                  Cre-8-Net Ventures
                  591 Redwood Highway
                  Suite 2180
                  Mill Valley, California 94941
                  Telephone:  1 415 309-0956
                  Facsimile:  1 415 383-7405



                  With a copy to:
                  Wilson Sonsini Goodrich & Rosati, P.C.
                  (as set forth above)

      if addressed to Itochu at:

                  Itochu Corporation
                  1-3, Kyutaro-machi 4-chome,
                  Chuo-ku, Osaka 541-8577, Japan

                  Attention: Kenichi Kamiyoshi
                  Operating Officer of Import Textile
                  And Fashion Goods Division

                  Telephone: 81-6-6241-2987
                  Facsimile: 81-6-6244-0845

      With a copy to:

                  Yoshihiro Fukushima,
                  Manager of Import Textile And
                  Fashion Goods Division,
                  Section No.6


      Notice by registered or certified mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or equivalent, and in the absence of such record of delivery, the effective date shall be presumed to have been the fifth (5th) business day after it was deposited in the mail. All notices and other communications required or contemplated by this Agreement delivered in person or sent by courier shall be deemed to have been delivered to and received by the addressee and shall be effective on the date of personal delivery; notices delivered by facsimile with simultaneous confirmation copy by registered or certified mail shall be deemed delivered to and received by the addressee and effective on the date sent. Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given.

      9.6 Counsel Fees. Each party shall bear its own legal fees and other expenses incident to this Agreement.

      9.7 Finder's Fees.

            (a) Newco and Cre-8-Net (i) represent and warrant that they have not retained any finder or broker in connection with the transactions contemplated by this Agreement and (ii) hereby agree to indemnify and to hold Itochu harmless of and from any liability for any commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which Newco or Cre-8-Net or any of their employees or representatives, is responsible.

            (b) Itochu (i) represents and warrants that it has retained no finder or broker in connection with the transactions contemplated by this Agreement and (ii) hereby agrees to indemnify and to hold Newco and the other shareholders harmless of and from any liability for any commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which Itochu, or any of its employees or representatives, is responsible.

      9.8 ARBITRATION. UNLESS OTHERWISE AGREED BY NEWCO, CRE-8-NET AND ITOCHU IN WRITING, ALL DISPUTE, CONTROVERSIES, OR DIFFERENCES WHICH MAY ARISE BETWEEN THE PARTIES OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT, OR THE BREACH THEREOF, SHALL BE FINALLY SETTLED BY ARBITRATION IN ACCORDANCE WITH THE RULES OF ARBITRATION OF THE INTERNATIONAL CHAMBER OF COMMERCE BY A PANEL OF THREE ARBITRATORS, ONE OF WHOM SHALL BE SELECTED JOINTLY BY CRE-8-NET AND NEWCO, ONE OF WHOM SHALL BE SELECTED BY ITOCHU, AND THE THIRD OF WHOM SHALL BE APPOINTED IN ACCORDANCE WITH THE RULES OF ARBITRATION. THE ARBITRATION SHALL BE CONDUCTED IN THE ENGLISH LANGUAGE AND THE PLACE OF ARBITRATION SHALL BE OSAKA, JAPAN IF THE ARBITRATION PROCEEDING IS INITIATED BY NEWCO OR CRE-8-NET AND SHALL BE IN SAN FRANCISCO, CALIFORNIA IF THE ARBITRATION PROCEEDING IS INITIATED BY ITOCHU. THIS ARBITRATION PROVISION SHALL APPLY WHETHER THE DISPUTE, CONTROVERSY OR DIFFERENCE ARISES UNDER CONTRACT, TORT, LAW, EQUITY OR OTHERWISE. NOTWITHSTANDING THE FOREGOING, EACH PARTY SHALL BE ENTITLED WITHIN ANY COUNTRY TO SEEK INJUNCTIVE RELIEF, DAMAGES, AND RELATED LEGAL OR EQUITABLE REMEDIES BY JUDICIAL ACTION AGAINST THE OTHER PARTY OR ANY THIRD PARTY BASED ON ANY INFRINGEMENT OR OTHER VIOLATION OF TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHTS RESPECTIVELY OWNED BY SUCH PARTY.

      Having read and accepted this Agreement, the parties hereby sign and deliver this Agreement as of the day and year first set forth in this Agreement.

                                       CRE-8-NET VENTURES L.L.C.

                                       By: /s/ William N. Simon
                                           -----------------------------------
                                       Name:  William N. Simon
                                       Title: Managing Partner


                                       ITOCHU CORPORATION

                                       By: /s/ Kenichi Kamiyoshi
                                           -----------------------------------
                                       Name: Kenichi Kamiyoshi
                                       Title: Operating Officer

                                       FOOTWEAR ACQUISITION, INC.

                                       By:  /s/ William N. Simon
                                            ----------------------------------
                                       Name:  William N. Simon
                                       Title: Director